Exhibit 99.1

LASERSIGHT INC. ANNOUNCES RESIGNATION OF CFO AND APPOINTMENT OF ZHAOKAI TANG
                                 AS INTERIM CFO

    ORLANDO, Fla., Feb. 21 /PRNewswire-FirstCall/ -- LaserSight Inc.
(OTC Pink Sheets: LRST) reported today that Dorothy Cipolla has resigned as Chief Financial Officer and Secretary of the company. Ms. Cipolla's resignation from her positions with the company is effective February 27, 2006. The board of directors has named Zhaokai ("Art") Tang, Vice President of Finance and Treasurer of LaserSight Inc., as the interim CFO and Secretary.

    "Dorothy has helped in the execution of our strategy to become a current filer with the Securities and Exchange Commission," said David Liu, Ph.D., LaserSight President and Chief Executive Officer, "and has been presented with an opportunity at another company. We wish Dorothy success in her new endeavor and appreciate her contributions to LaserSight over the last two years."

    Mr. Tang has served as Vice President of Finance and Treasurer of LaserSight since March 2005. Prior to joining LaserSight, he served in various financial management positions. From 1994 to 2000, he was General Manager of the Management Department at China New Industries Investment Co., Ltd., a holding company in China. From 2001 to 2004, he was Chief Financial Officer and Vice President with Shenzhen New Industries Medical Development Co., Ltd. in China. From 2003 to 2004, Mr. Tang was Vice President with New Industries Investment Consultants (H K) Ltd., a consulting company in Hong Kong. He received a Master of Business Administration from the University of Hull in England.

    About LaserSight

    LaserSight(R) is a supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) precision microspot scanning system and the Astra family of products, which includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and AstraPro(R) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments.

     Contact: David Liu, President & CEO;
     LaserSight Inc. (407) 678-9900 x188
     Internet: http://www.lase.com

    This press release contains forward-looking statements regarding future events and future performance of the Company, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations, and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's reports on Form 10-KSB, Form 10-QSB and Form 8-K.

SOURCE  LaserSight Inc.
    -0-                             02/21/2006
    /CONTACT: David Liu, President & CEO, LaserSight Inc., +1-407-678-9900, ext. 188/
    /Web site:  http://www.lase.com /
    (LRST)